Exhibit 10.15

THIS NOTE AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES AND MAY NOT BE TRANSFERRED (UNLESS SUCH TRANSFER IS TO AN AFFILIATE) EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREUNDER. OTHER THAN IN CONNECTION WITH A TRANSFER TO AN AFFILIATE, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT BY THE PURCHASER (AS DEFINED BELOW) AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.

THE TRANSFER OF THIS NOTE AND THE SECURITIES ISSUABLE HEREUNDER ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN NOTE PURCHASE AGREEMENT ENTERED INTO BY THE PURCHASER AND THE COMPANY (AS DEFINED BELOW).

FREENOME HOLDINGS, INC.

SENIOR UNSECURED CONVERTIBLE PROMISSORY NOTE

$50,000,000	August 12, 2025

For value received, Freenome Holdings, Inc., a Delaware corporation (the “Company”), hereby promises to pay Exact Sciences Corporation or its assignees (the “Purchaser”), the Repayment Amount (as defined below), including the principal amount of Fifty Million Dollars (US $50,000,000) (the “Principal Amount”), together with accrued and unpaid interest thereon, due and payable on the date and in the manner set forth below.

This Senior Unsecured Convertible Promissory Note (this “Note”) is issued pursuant to the Note Purchase Agreement, dated as of August 4, 2025, entered into by the Company and the Purchaser (as the same may from time to time be amended, modified or supplemented or restated, the “Note Purchase Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Note Purchase Agreement.

1.            Maturity Date. The Repayment Amount (as defined below) shall become due and payable, on August 12, 2030 (the “Maturity Date”).

2.            Interest. This Note shall bear interest at the rate of 5.0% per year from August 12, 2025, or from the most recent date to which interest has been paid through the next scheduled Interest Payment Date. Interest shall be payable quarterly in arrears on the last Business Day of each calendar quarter (each such date, an “Interest Payment Date”), commencing on September 30, 2025. “Business Day” means a calendar day other than a Saturday, Sunday or a bank or other public holiday in San Francisco, California or Madison, Wisconsin.

3.            Repayment. The amount payable in satisfaction of this Note, as of any given time, shall be equal to the sum of the (a) then outstanding Principal Amount and (b) then accrued but unpaid interest under this Note ((a) and (b), together, the “Repayment Amount”). Payment shall be made in lawful money of the United States to the Purchaser at such account in the United States as Purchaser shall designate by written notice to the Company.

4.	Automatic Conversion Terms.

(a)           Automatic Conversion. In the event that, while this Note remains outstanding, the Company (i) undergoes a Public Listing (as defined below) and (ii) following such Public Listing, the 10-Day VWAP (as defined below) first exceeds a price that is 1.5x the Original Offer Price (as defined below) ((i) and (ii), collectively, the “Automatic Conversion Trigger”), then (A) the Company will promptly notify the Purchaser in writing of the occurrence of the Automatic Conversion Trigger and (B) the Repayment Amount will be automatically converted into shares of common stock of the Company or its corporate successor (the “Successor Company”) at a price per share equal to 1.5x the Original Offer Price (as defined below).

(b)	Definitions.

“10-Day VWAP” means, as of a given date, the volume-weighted average sales price per share of common stock of the Company (or its applicable successor entity), taken to four decimal places, on the applicable securities exchange over the 10-consecutive trading day period immediately preceding such date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source reasonably selected by the Purchaser).

“Company” means, solely for purposes of Sections 4 and 6 of this Note, (x) Freenome Holdings, Inc., a Delaware corporation, (y) any parent entity of Freenome Holdings, Inc. that undertakes a Public Listing and (z) any subsidiary of the Freenome Holdings, Inc. that undertakes a Public Listing.

“Conversion Stock” means (a) prior to a Public Listing of the Company, the Company’s then most senior series of preferred stock then issued pursuant to a bona fide financing transaction (in right of liquidation preference), whether now or hereafter authorized, and (b) following a Public Listing of the Company, the shares of common stock of the Company or its Successor Company, as applicable.

“Conversion Price” means (a) prior to a Public Listing of the Company, the original issue price per share of the Company’s then most senior series of preferred stock issued pursuant to a bona fide financing transaction (in right of liquidation preference), whether now or hereafter authorized (as such original issue price per share may be adjusted for stock splits, recapitalizations, anti-dilution adjustments and the like for such series of preferred stock), or (b) following a Public Listing of the Company, a price per share equal to 1.5x the Original Offer Price (as defined below).

“Corporate Transaction” means any of the following: (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold over 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), or (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person or group of affiliated Persons would hold more than 50% of the outstanding voting stock of the Company (or the surviving or acquiring entity). Notwithstanding the prior sentence, (A) a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately prior to such transaction; (B) the sale of shares of preferred stock in a bona fide financing transaction shall not be deemed a “Corporate Transaction” and (c) a SPAC Transaction shall not be deemed a “Corporate Transaction.”

“Original Offer Price” means (i) in the event of a Public Listing where shares of common stock of the Company are sold to the public, the purchase price per share of the common stock sold to the public or (ii) otherwise (e.g., in connection with a SPAC Transaction), the price per share determined for the common stock of the Company or its applicable successor entity in connection with the Public Listing, which in the case of a SPAC Transaction shall be the price per share for common stock of the Company sold in a concurrent financing transaction.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Public Listing” means (i) the closing of the issuance and sale of capital stock of the Company in the Company’s underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (ii) any other transaction (A) that is not a Corporate Transaction and (B) as a result of which a class of shares of the Company or any successor entity is registered under the Securities Exchange Act of 1934, as amended, including a SPAC Transaction.

“SPAC Transaction” means a transaction or a series of related transactions by merger, consolidation, share exchange or otherwise of the Company with a publicly traded “special purpose acquisition company” or its subsidiary (collectively, a “SPAC”), immediately following the consummation of which the common stock or share capital of the SPAC or its successor entity is listed on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace.

5.            Prepayment. At any time following a Public Listing of the Company, while this Note remains outstanding, the Company may deliver a written notice to the Purchaser electing to prepay this Note in its entirety (such notice, the “Prepayment Notice”). Any such notice must be given at least 15 days in advance of the proposed date of prepayment. If the Purchaser has not exercised its Optional Conversion Right (as defined below) within 15 days following its receipt of the Prepayment Notice, then the Company may pay the Repayment Amount to the Purchaser in its entirety promptly following the end of such 15-day period. Except as set forth in this Section 5, the Repayment Amount may not be prepaid by the Company at any time, in whole or in part, without the prior written consent of the Purchaser.

6.            Optional Conversion by Purchaser. At any time while this Note remains outstanding, the Purchaser may elect, by providing written notice thereof to the Company, to receive, in full satisfaction of the Company’s obligations under this Note, that number of shares of applicable Conversion Stock obtained by dividing (i) the Repayment Amount by (ii) the applicable Conversion Price, rounded down to the nearest whole share (such right of the Purchaser, the “Optional Conversion Right”).

7.             Mechanics of Conversion. Upon conversion of this Note pursuant to the terms hereof, the Purchaser shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to the Purchaser, at such principal office, a certificate or certificates for the number of shares to which the Purchaser is entitled upon such conversion. Upon conversion of this Note pursuant to the terms of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the Repayment Amount being converted, including without limitation the obligation to pay such portion of the Repayment Amount.

8.            Termination of Rights. All rights with respect to this Note shall terminate upon a payment or conversion in full of this Note pursuant to Sections 1, 4, 5 or 6 above, whether or not this Note has been surrendered.

9.             Default. Each of the following events shall be an “Event of Default” hereunder:

9.1             The Company fails to timely pay any of the Repayment Amount due hereunder for more than thirty (30) days after the date that it becomes due and payable;

9.2             The Company or any of its subsidiaries executes a general assignment for the benefit of creditors;

9.3             The Company or any of its subsidiaries files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing; and

9.4             An involuntary petition is filed against the Company or any of its subsidiaries (unless such petition is dismissed or discharged within 30 days of the filing thereof) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company or any of its subsidiaries.

Subject to the provisions hereof, the Purchaser shall have all rights and may exercise any remedies available to it under law, successively or concurrently. If an Event of Default occurs, the Purchaser may, by notice in writing to the Company, accelerate the Maturity Date and declare this Note to be in default and the Repayment Amount to be immediately due and payable in full, whereupon the Notes shall be repaid in cash.

10.          Fractional Shares. No fractional shares shall be issued upon conversion of this Note. In lieu of fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the price per share of such securities issued to Purchaser upon such conversion.

11.          No Impairment. Except and to the extent as waived or consented to by the Purchaser in accordance with Section 15 below, the Company will not, by amendment of its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of any debt or equity securities (or any securities convertible into, or exercisable or exchangeable for, such securities) or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Note in order to protect the rights of the Purchaser hereunder against impairment.

12.          Highest Lawful Rate. Anything herein to the contrary notwithstanding, if, during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges, and other payments or rights which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate (as defined below), the Company shall not be obligated to pay, and the Purchaser shall not be entitled to charge, collect, receive, reserve, or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by the Purchaser in connection with this Note under applicable law. In accordance with this Section 12, any amounts received in excess of the Highest Lawful Rate shall be applied towards the prepayment of the Principal Amount then outstanding.

13.          Fees for Collection. If an action is instituted by the Purchaser to collect any amounts owed to such Purchaser under this Note, the Company shall pay all costs and expenses of the Purchaser, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument except those explicitly set forth in this Note and the Note Purchase Agreement. The Company agrees that any delay on the part of the Purchaser in exercising any rights hereunder will not operate as a waiver of such rights. The Purchaser shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

14.          Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

15.          Modification; Waiver. Any provision of this Note may be amended or waived only by the written consent of the Company and the Purchaser.

16.          Severability. If any provision of this Note is held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17.          Stockholder Status. Nothing contained in this Note shall be construed as conferring upon the Purchaser the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any other rights whatsoever as a stockholder of the Company, prior to conversion hereof.

18.	Unsecured Obligation. This Note represents an unsecured general obligation of the Company.

19.          Tax Treatment. The parties acknowledge and agree that this Note is intended to be characterized as debt for U.S. federal (and applicable state and local) income tax purposes.

20.          Assignment. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. Notwithstanding the foregoing or anything to the contrary in this Note or in the Note Purchase Agreement, the Company may not assign its obligations under this Note without the prior written consent of the Purchaser. Any transfer of this Note may be effected only pursuant to the Note Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Purchaser and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company.

21.          Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with signatures transmitted by facsimile or .pdf binding as if originally executed.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

This Note is hereby issued by the Company as of the year and date first above written.

FREENOME HOLDINGS, INC.

By:	/s/ Aaron Elliott
	Name:	Aaron Elliott
	Title:	Chief Executive Officer

[Signature Page to Convertible Promissory Note]